Fund Administration and
Accounting Agreement
SCHEDULE II SERIES

448330	GaveKal Knowledge Leaders Developed World ETF	July 08, 2015
448329	GaveKal Knowledge Leaders Emerging Markets ETF	July 08, 0215
824504	The WEAR ETF	_____, 2016

EXCHANGE LISTED FUNDS TRUST

By:

Title: J. Garrett Stevens
Date:

THE BANK OF NEW YORK MELLON

By:

Title:
Date: